                                   EXHIBIT 12

                     Rite Aid Corporation and Subsidiaries
     Statement Regarding Computation of Ratios of Earnings to Fixed Charges Years ended March 1, 1997, March 2, 1996, March 4, 1995, February 26, 1994
                             and February 27, 1993
                         (Dollar Amounts in Thousands)

                               Year Ended      Year Ended      Year Ended      Year Ended      Year Ended
                                 March 1,        March 2,        March 4,       February 26,    February 27,
                                  1997            1996            1995            1994             1993
                                  ----            ----            ----            ----             ----
Fixed Charges

Interest Expense               $ 96,473         $ 68,341        $ 42,300        $ 28,683        $ 29,387

Interest Portion(1)
  of Net Rental Expense          66,067           52,080          40,424          40,427          37,659
                               --------         --------        --------        --------        --------

Fixed Charges Before
  Capitalized Interest          162,540          120,421          82,724          69,110          67,046

Capitalized Interest              1,897            1,948             373             217             445
                               --------         --------        --------        --------        --------

Total Fixed Charges            $164,437         $122,369        $ 83,097        $ 69,327        $ 67,491
                               ========         ========        ========        ========        ========

Earnings

Income Before Extra-
  ordinary Loss and
  Income Taxes                 $258,927(3)      $256,202        $231,464        $ 45,670(2)     $200,569

Fixed Charges Before
  Capitalized Interest          162,540          120,421          82,724          69,110          67,046
                               --------         --------        --------        --------        --------

Total Adjusted Earnings        $421,467         $376,623        $314,188        $114,780        $267,615
                               ========         ========        ========        ========        ========

Ratio of Earnings to
  Fixed Charges                    2.56             3.08           3.78             1.66            3.97
                               ========         ========        ========        ========        ========

(1) The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

(3) Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for nonrecurring and other charges.